Exhibit 14

RHC Holding Corp. Finance Code of Professional Conduct

Regan Holding Corp. and its subsidiaries (RHC) strongly promote a high degree of professional conduct in the practice of financial management.  RHC’s Chief Executive Officer (CEO), President, Chief Financial Officer (CFO), Chief Information Officer (CIO), Chief Operations Officer (COO), Chief Marketing Officer (CMO), Chief Actuary, Vice President LFS Marketing (collectively “the officers”), directors and the employees of the finance department hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all shareholders’ interests are appropriately balanced, protected and preserved. This Finance Code of Professional Conduct embodies principles to which we are expected to adhere and advocate. These tenets for ethical business conduct encompass rules regarding both individual and peer responsibilities, as well as responsibilities to RHC employees, the public and other shareholders. RHC expects the Officers, Directors and Finance organization employees to abide by this Code as well as all applicable RHC business conduct standards and policies or guidelines in RHC’s employee handbook relating to areas covered by this Code. Any violations of the RHC Finance Code of Professional Conduct may result in disciplinary action, up to and including termination of employment.

All employees covered by this Finance Code of Professional Conduct will:

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Act with honesty and integrity, avoiding actual or apparent conflicts of interest in their personal and professional relationships.

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Provide shareholders with information that is accurate, complete, objective, fair, relevant, timely and understandable, including in our filings with and other submissions to the U.S. Securities and Exchange Commission.

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Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

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Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

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Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose.

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Not use confidential information acquired in the course of one’s work for personal advantage.

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Share knowledge and maintain professional skills important and relevant to shareholder’s needs.

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Proactively promote and be an example of ethical behavior as a responsible partner among peers and others in the work environment.

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Achieve responsible use, control, and stewardship over all RHC assets and resources that are employed or entrusted to us.

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Not unduly or fraudulently influence, coerce, manipulate, or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of RHC’s financial statements or accounting books and records.

If you are aware of any suspected or known violations of this Code of Professional Conduct, the Standards of Business Conduct or other RHC policies or guidelines, you have a duty to promptly report such concerns either to your manager, another responsible member of management, or a Human Resources representative or the 24-hour Business Conduct Line. The procedures to be followed for such a report are outlined in the Standards of Business Conduct and the Whistle blowing Reporting Procedure and Guidelines in the Employee Handbook.

If you have a concern about a questionable accounting or auditing matter and wish to submit the concern confidentially or anonymously, you may do so by calling the Business Conduct Line 24-hour number at 1-888-555-3456. An independent third party staffs the business conduct line and will forward concerns, confidentially and anonymously if requested, to RHC’s audit committee or its designated representative.

RHC will handle all inquiries discretely and make every effort to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting questionable behavior and/or a compliance concern.

It is RHC’s intention that this Code of Professional Conduct be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-K Item 406.